EdR ANNOUNCES FIRST QUARTER 2013 RESULTS - Core FFO per Share Up Nearly 8% -

MEMPHIS, TN, April 29, 2013 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, today announced results for the quarter ended March 31, 2013.

Company Highlights

•	Core funds from operations (“Core FFO”) was $16.4 million, or $0.14, per share/unit for the first quarter, compared to $12.6 million or $0.13 per share/unit in the prior year;

•	Same-community net operating income (“NOI”) for the quarter declined 4.0% on a 0.1% increase in revenue and a 5.7% increase in operating expenses;

•	Same-community portfolio is 410 basis points ahead of last year with 63.3% of beds preleased for the 2013/2014 lease term, compared to 59.2% at this time last year;

•	Anticipated net rental rate increase of 2.2% for the 2013/2014 lease term;

•	Started construction on a 386-bed, $46.1 million community near Duke University in Durham, NC, which is scheduled to open summer of 2014;

•
Entered into a presale agreement for a 542-bed community adjacent to Florida International University, in Miami, FL. The $43.5 million acquisition is subject to completion of the project in time for fall 2014 occupancy; and

•	Received three Innovator Awards from Student Housing Business Magazine, including Best Architecture/Design, Most Creative Public/Private Financing, and Best Vendor/Operator Solution.

"We continue to focus our efforts on effectively executing our preleasing strategy and are currently preleased for fall 2013," commented Randy Churchey, EdR's president and chief executive officer. "At the same time, our strong and well positioned balance sheet is supporting the efforts of our development team, which secured two new projects we announced for 2014 delivery. Furthermore, significant progress is being made on our 2015 delivery of 1,610 beds at the University of Kentucky."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $3.3 million, or $0.03, per diluted share, compared to $1.9 million, or $0.02, per diluted share, for the prior year. An increase in operating profits from new communities was the main driver of the improvement in net income.

Core Funds From Operations

Core FFO for the quarter was $16.4 million as compared to $12.6 million in the prior year. The improvement in Core FFO mainly reflects an increase in operating profits from new communities. Core FFO per share/unit for the quarter was $0.14, compared to $0.13 in the prior year.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $16.9 million for the quarter, a decline of 4.0%, or $0.7 million, from the prior year. This decline in operating income was primarily the result of a 5.7%, or $0.7 million, increase in operating expenses due mainly to higher marketing costs and year over year timing of real estate taxes. The Company expects full year same-community operating expenses to increase between 2.5% and 3.5%. Same-Community revenue was up 0.1% for the quarter as compared to the prior year, with a 3.8% increase in rental rates and a 0.3% increase in other income offset by a 4.0% decline in occupancy.

Preleasing - Fall 2013

Same-community preleasing for the 2013/2014 lease term is 410 basis points ahead of the prior year in occupancy with 63.3% of beds preleased for the fall. Net rental rates for the 2013/2014 lease term are projected to be 2.2% ahead of the prior lease term.

The Company provides a property-by-property leasing schedule in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

University of Kentucky

In December 2011, the Company was selected by the University of Kentucky (“UK”) to negotiate the potential revitalization of UK's entire campus housing portfolio and expansion of such to more than 9,000 beds within five to seven years (the "UK Campus Housing Revitalization Plan"). The UK Campus Housing Revitalization Plan is being financed through EdR's On-Campus Equity Plan - The ONE PlanSM with EdR leasing, managing and operating the communities.

Construction of phase I of the UK Campus Revitalization Plan, a 601-bed community called Central Hall I and II is proceeding as planned and is on schedule for a summer 2013 opening. At the same time, construction of phase II, which includes four communities with 2,381 beds and a total project cost of approximately $138.0 million, is well underway for a summer 2014 opening.

The Company and UK officials continue to work collaboratively on phase III, which is expected to cost slightly over $100 million and include 1,610 beds for delivery in summer 2015.

Investment Activity

In March 2013, the Company began construction on a 386-bed, $46.1 million community at Duke University in Durham, NC. EdR will be 90% owner of the community, which is scheduled to open in the summer of 2014. The community is designed to appeal to graduate students and upperclassmen whose housing needs are not met on the Duke University campus and is within walking distance of recently leased university office and research space where graduate students will be employed or studying. Graduate students constituted more than half of the total 14,591 students enrolled in 2012.

In April 2013, the Company entered into a presale agreement for a 15-story, 542-bed community adjacent to Florida International University (FIU). The community is currently being constructed adjacent to the north side of the university's main campus and is the first purpose-built collegiate housing community at the university. FIU is the second largest university in Florida and the seventh largest in the U.S. with a 2012 total enrollment of 50,394 students and is classified as a top-tier research university by the Carnegie Foundation. Enrollment at FIU has grown 5% a year since 2008 and the university expects to grow enrollment to 60,000 students by 2020. The Company’s $43.5 million acquisition is subject to the completion of the project in time for fall 2014 occupancy.

“While all of our existing 2013 and 2014 deliveries continue on-pace for their respective openings, the volume of new opportunities we are seeing remains strong.” stated Tom Trubiana, EdR's executive vice president and chief investment officer. “Since our last earnings release we added two deliveries for 2014 at Duke University and Florida International University, were awarded two third-party development projects, made significant progress on 2015 deliveries at the University of Kentucky and have an active pipeline of potential acquisition and development opportunities.”

Capital Structure

At March 31, 2013, the Company had cash and cash equivalents totaling $14.5 million and availability on its unsecured revolving credit facility of $278.4 million. The Company's debt to gross assets was 33.3%, its net debt to Adjusted EBITDA was 6.5x and its interest coverage ratio was 4.5x.

During the first quarter of 2013, the Company sold approximately 0.7 million shares of common stock under its ATM program. The shares were sold at a weighted average share price of $10.84, raising net proceeds of $7.6 million that were mainly used to fund current projects.

Earnings Guidance and Outlook

Based on management’s current estimates of market conditions and future operating results, the Company reaffirms its previous guidance for full year 2013 Core FFO per share/unit of $0.53 to $0.57. Consistent with prior guidance, this outlook does not include the impact of any unannounced dispositions, acquisitions, new third-party development or management contracts, additional ONE Plan sm developments or capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday April 29, 2013.  The call will be hosted by Randy Churchey, president and chief executive officer, and Randy Brown, executive vice president and chief financial officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on April 29, 2013 through midnight Eastern Time on May 6, 2013.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 412212.  The archive of the webcast will be available on the company's website for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 67 communities in 24 states with over 37,000 beds within more than 12,500 units. For more information please visit the company's website at www.EdRTrust.com.

Contact:

Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com

Randy Brown
EdR
Executive Vice President and
Chief Financial Officer
(901) 259-2500

J. Drew Koester
EdR
Senior Vice President and
Chief Accounting Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. Accordingly, we have restated all periods presented to reflect the current guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); (9) non-controlling interest; and (10) applicable expenses related to discontinued operations. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Collegiate housing properties, net	$1,074,400	$1,061,002
Assets under development	193,295	159,264
Cash and cash equivalents	14,508	17,039
Restricted cash	7,031	6,410
Other assets	67,694	80,972

Total assets	$1,356,928	$1,324,687

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$420,645	$398,846
Unsecured revolving credit facility	96,633	79,000
Accounts payable and accrued expenses	51,328	57,123
Deferred revenue	16,907	17,964
Total liabilities	585,513	552,933

Commitments and contingencies	—	—

Redeemable noncontrolling interests	9,014	8,944

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 113,762,914 and 113,062,452 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	1,139	1,131

Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	846,088	849,878
Accumulated deficit	(89,978)	(93,287)
Total EdR stockholders’ equity	757,249	757,722
Noncontrolling interests	5,152	5,088
Total equity	762,401	762,810

Total liabilities and equity	$1,356,928	$1,324,687

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2013	2012
Revenues:
Collegiate housing leasing revenue	$41,404	$31,631
Third-party development services	391	328
Third-party management services	969	853
Operating expense reimbursements	3,858	2,118
Total revenues	46,622	34,930

Operating expenses:
Collegiate housing leasing operations	18,589	13,746
Development and management services	1,771	1,616
General and administrative	1,834	2,010
Development pursuit and acquisition costs	189	107
Ground leases	1,588	1,511
Depreciation and amortization	11,128	7,872
Reimbursable operating expenses	3,858	2,118
Total operating expenses	38,957	28,980

Operating income	7,665	5,950

Nonoperating expenses:
Interest expense	4,054	4,110
Amortization of deferred financing costs	420	348
Interest income	(119)	(21)
Total nonoperating expenses	4,355	4,437

Income before equity in (losses) of unconsolidated entities, income taxes and discontinued operations	3,310	1,513

Equity in (losses) of unconsolidated entities	(20)	(263)
Income before income taxes and discontinued operations	3,290	1,250
Less: Income tax benefit	(237)	(75)
Income from continuing operations	3,527	1,325
Income (loss) from discontinued operations	(49)	789
Net income	3,478	2,114

Less: Net income attributable to the noncontrolling interests	169	226
Net income attributable to EdR common shareholders	$3,309	$1,888

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic & diluted:	$0.03	$0.02

Weighted-average share of common stock outstanding – basic	113,635	92,839

Weighted-average share of common stock outstanding – diluted	114,673	93,937

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2013	2012

Net income attributable to EdR	$3,309	$1,888

Real estate related depreciation and amortization	11,083	8,563
Equity portion of real estate depreciation and amortization on equity investees	48	66
Equity portion of loss on sale of student housing property on equity investees	—	88
Noncontrolling interests	169	241
FFO	$14,609	$10,846

FFO adjustments:
Acquisition costs	227	167
Straight-line adjustment for ground leases (1)	1,093	1,061
FFO adjustments	1,320	1,228

FFO on Participating Developments: (2)
Interest on loan to Participating Development	450	455
Development fees on Participating Development, net of costs and tax	—	62
FFO on Participating Developments	450	517

Core FFO	$16,379	$12,591

FFO per weighted average share/unit (3)	$0.13	$0.12

Core FFO per weighted average share/unit (3)	$0.14	$0.13

Weighted average shares/units (3)	114,673	93,937

Notes:
(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases at five communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2013 GUIDANCE – RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Year ending December 31, 2013
	Low End	High End

Net income attributable to EdR	$7,505	$12,456

Real estate related depreciation and amortization	45,515	45,515
Equity portion of real estate depreciation and amortization on equity investees	192	192
Noncontrolling interests	298	258
FFO	$53,510	$58,421
FFO adjustments:
Acquisition costs	600	600
Straight-line adjustment for ground leases (1)	4,386	4,386
FFO adjustments	4,986	4,986

FFO on Participating Developments: (2)
Interest on loan to Participating Development	1,830	1,830
FFO on Participating Developments	1,830	1,830

Core FFO	$60,326	$65,237

FFO per weighted average share/unit (3)	$0.47	$0.51

Core FFO per weighted average share/unit (3)	$0.53	$0.57

Weighted average shares/units (3)	114,859	114,859

Notes:
(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases at five communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income (loss) to NOI for three months ended March 31, 2013 and 2012 (in thousands):

	For the three months ended March 31,
	2013	2012
Operating income	$7,665	$5,950
Less: Third-party development services revenue	391	328
Less: Third-party management services revenue	969	853
Plus: General and administrative expenses	3,794	3,733
Plus: Ground leases	1,588	1,511
Plus: Depreciation and amortization	11,128	7,872
NOI	$22,815	$17,885

The following is a reconciliation of the Company's GAAP net income (loss) to Adjusted EBITDA for the trailing twelve months ended March 31, 2013 (in thousands):

	Three months ended March 31,	Plus: Year ended December 31,	Less: Three months ended March 31,	Trailing Twelve Months ended March 31,
	2013	2012	2012	2013
Net income attributable to common shareholders	$3,309	$8,421	$1,888	$9,842
Straight line adjustment for ground leases	1,093	4,364	1,061	4,396
Acquisition costs	227	1,110	167	1,170
Depreciation and amortization	11,128	35,436	7,872	38,692
Depreciation and amortization - discontinued operations	—	2,438	787	1,651
Loss on impairment of collegiate housing assets	—	88	88	—
Gain on sale of collegiate housing assets - discontinued operations	—	(5,496)	—	(5,496)
Interest expense, net	4,054	14,390	4,110	14,334
Other nonoperating expense	301	932	327	906
Income tax benefit	(237)	(884)	(75)	(1,046)
Non-controlling interests	169	216	226	159
Adjusted EBITDA	$20,044	$61,015	$16,451	$64,608
Annualize acquisitions/developments [1]	—	19,024	6,615	12,409
Pro Forma Adjusted EBITDA	$20,044	$80,039	$23,066	$77,017

1 Proforma adjustment to reflect all acquisitions and development deliveries as if such transactions had occurred on the first day of the period presented.